EXHIBIT 10.4
Employment Agreement
     This Employment Agreement (“Agreement”) is entered into as of July 3, 2007 by and among Goldbond Capital Holdings Limited (the “Company”), Piper Jaffray Companies (“Piper”), and Ko, Po Ming (“Executive”).
Background
     A. Executive is a key employee of the Company. Piper is negotiating an Equity Purchase Agreement with the Company (the “Purchase Agreement”), by which it intends to purchase all shares of equity ownership in the Company and to continue operating the Company.
     B. The Company wishes to continue the employment of Executive after the consummation and closing of the Purchase Agreement (the “Closing Date”), subject to the terms and conditions set forth herein. This Employment Agreement will become effective on the Closing Date and shall supersede any and all existing employment agreements entered into by the Company or any of its subsidiaries with Executive.
     C. The Company expects Executive to devote substantial skill and effort to the affairs of the Company, and the Company desires to recognize the significant personal contribution that Executive is expected to continue to make to further the best interests of the Company.
     D. It is desirable and in the best interests of the Company to protect confidential, proprietary and trade secret information of the Company, to prevent unfair competition by former executives of the Company following separation of their employment with the Company and to secure cooperation from former executives with respect to matters related to their employment with the Company.
Agreement
     In consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the parties, intending to be legally bound, agree as follows:
     1. Employment. Executive’s employment under this Agreement shall commence on the Closing Date and shall continue in effect until March 1, 2011, unless earlier terminated in accordance with Section 7 of this Agreement. Thereafter, this Agreement shall automatically terminate, unless extended by written agreement of the parties. The initial term of this Agreement, and any agreed-upon extension period, shall be referred to as the “Term” of this Agreement.
     2. Position and Duties. During Executive’s employment under this Agreement, Executive will have the following position, duties and responsibilities, including participation in the planning or implementing of any project, program or venture referred to in Section 5:

     (a) Position with the Company. Executive will serve as Chairman & Chief Executive Officer of the Company and will perform such duties and responsibilities of an executive nature or a similar nature as the Company may assign to him from time to time.
     (b) Performance of Duties and Responsibilities. Executive will serve the Company faithfully and to the best of Executive’s ability and will devote Executive’s full working time, attention, and efforts to the business of the Company. Executive will follow applicable policies and procedures adopted by the Company from time to time. Executive will not engage in other employment or other material business activity, except as approved in writing by the Company. Executive hereby represents and confirms that Executive is under no contractual or legal commitments that would prevent him from fulfilling Executive’s duties and responsibilities as set forth in this Agreement.
     (c) Place of Performance of Duties. Executive’s employment shall be based at the Company’s principal place of business in Hong Kong, but Executive will be required to travel outside Hong Kong from time to time in the performance of his duties.
     3. Compensation. During Executive’s employment under this Agreement, Executive will be provided with the following compensation and benefits:
     (a) Base Salary. The Company will pay to Executive for services provided hereunder a monthly base salary of HKD210,000.00, which base salary will be paid in accordance with the Company’s normal payroll policies and procedures, and which shall be subject to adjustment if Executive has not worked a complete month for any particular month. The Company will review annually Executive’s performance between December and February, and shall thereafter determine any adjustments to Executive’s base salary in its sole discretion concurrent with Piper’s annual determination of adjustments to the base salaries of similarly-situated executives.
     (b) PRC Tax. The Company will be responsible for the payment of all tax in the People’s Republic of China (“China”) on the Executive’s behalf payable in respect of Executive’s remuneration to the extent that the remuneration is paid to Executive for duties performed pursuant to this Agreement in China.
     (c) Incentive Compensation. Executive may be entitled to yearly incentive compensation at the discretion of the Company based on the performance of Piper, the Company, Executive’s work unit and/or Executive. The Company shall notify Executive separately of any such incentive compensation.
     (d) Employee Benefits. Executive will be entitled to participate in all employee benefit plans and programs available to executive employees of the Company in Hong Kong and to the extent that Executive meets the eligibility requirements for each individual plan or program. As from the Closing Date, the employee benefit plans in which Executive is entitled to participate, and the level of benefit under the employee benefit plans, shall be as set out in Attachment 1 to this Agreement. Executive’s participation in any plan or program will be subject to the provisions, rules, and regulations of, or applicable to, the plan or program. The Company provides no assurance as to the continuation of any particular employee benefit plan or program.
     (e) Paid Leave. Executive shall be entitled to 20 working days of paid leave per calendar year in addition to public holidays. Leave is to be taken at such times and intervals as may be agreed by the Company. Accumulation of leave shall be subject to the Company’s policy regarding paid holiday time as amended from time to time.
     (f) Business Expenses. The Company will reimburse Executive for all reasonable and necessary out-of-pocket business, travel, and entertainment expenses incurred by Executive in the performance of Executive’s duties and responsibilities to the Company, subject to the Company’s normal policies and procedures for expense verification and documentation.
     4. Confidential Information. Except as authorized in writing by the Company or as necessary in carrying out Executive’s responsibilities for the Company, Executive will not at any time divulge, furnish, or make accessible to anyone or use in any way, any confidential, proprietary, or secret knowledge or information of the Company or its clients that Executive has acquired or will acquire about the Company and its clients, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary, or secret designs, programs, processes, formulae, plans, devices, or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, (iii) any customer or supplier lists, (iv) any confidential, proprietary, or secret development or research work, (v) any strategic or other business, marketing, or sales plans, (vi) any financial data or plans, or (viii) any other confidential or proprietary information or secret aspects of the business of the Company or its clients. Executive acknowledges that the above-described knowledge and information constitute a unique and valuable asset of the Company and represent a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Executive will refrain from intentionally committing any unauthorized acts that would materially reduce the confidential or proprietary nature of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach by Executive of this Agreement, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) is required to be disclosed by law or legal process. Executive understands and agrees that Executive’s obligations under this Agreement to maintain the confidentiality of the Company’s confidential information are in addition to any obligations of Executive under applicable statutory or common law.
     5. Ventures. If, during Executive’s employment with the Company, Executive participates in the planning or implementing of any project, program, or venture involving the Company, such participation shall form part of the discharge of his duties and responsibilities under Section

2(b) and all rights in such project, program, or venture belong to the Company. Except as may be agreed in writing between the parties, Executive will not be entitled to any interest in any such project, program, or venture or to any commission, finder’s fee, or any compensation other than provided in Section 3. Executive will have no interest, direct or indirect, in any customer or supplier that conducts business with the Company.
     6. Noncompetition and Nonsolicitation Covenants. In consideration of the Purchase Agreement, Executive agrees to the following:
     (a) Agreement Not to Compete. During Executive’s employment with the Company and for a period of twelve consecutive months from and after any termination of Executive’s employment, regardless of whether such termination is at the instance of Executive or the Company, Executive will not, directly or indirectly, in any manner or capacity, become employed by, participate in (as director, stockholder, officer, partner, proprietor or venturer), render services to (including research or consulting services), or provide advice or assistance to any entity, person or organization that derives any portion of its revenues from one or more Prohibited Activities in the Restricted Area. “Prohibited Activities” means investment banking, securities brokerage, securities trading, sales trading, investment advisory, investment management, asset management, proprietary trading, or securities research activities, including, but not limited to, the business activities performed by any investment bank, sell-side broker dealer, mergers and acquisitions or strategic advisory firm, merchant bank, hedge fund, private equity firm, venture capital firm, asset manager and investment advisory firm. “Restricted Area” means the People’s Republic of China (including Hong Kong Special Administrative Region and Macau Special Administrative Region), Taiwan and any location outside of the People’s Republic of China and Taiwan in which Executive has performed service on behalf of the Company or its subsidiaries in the twelve months preceding Executive’s last day of employment with the Company or its subsidiaries (as the case may be).
This Section 6(a) shall not, and shall not be construed to, prohibit Executive from:
(i)	managing Executive’s own personal investment portfolio following Executive’s termination of employment with the Company;

(ii)	ownership by Executive, as a passive investment, of less than 5% of the issued shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market;

(iii)	accepting employment with an entity that derives a portion (not more than 25%) of its revenues from Prohibited Activities so long as employment is with an affiliate or division that does not derive any portion of its revenue from Prohibited Activities and Executive is not rendering any service of any kind to the affiliate or division that does derive revenue from Prohibited Activities; and

(iv)	in the event, and only in the event, that Executive’s employment with the Company is terminated by the Company without Cause or by Executive with Good Reason, then Executive shall not be prohibited from becoming employed by, participating in (as director, stockbroker, officer, partner, proprietor or venturer), or rendering services (including research or consulting services) advice or assistance to, any entity, person or organization in any country that engages in asset management and/or private equity investment and/or venture capital investment and/or proprietary trading activities, so long as such entity, person or organization does not engage in any other Prohibited Activities.
     (b) During Executive’s employment with the Company and for a period of eighteen consecutive months from and after any termination of Executive’s employment, regardless of whether such termination is at the instance of Executive or the Company, Executive will not hire or offer to hire or entice away or in any other manner persuade or attempt to persuade, either in an individual capacity or as agent for another, any of the officers, employees or agents of Piper, the Company, or any of their subsidiaries to discontinue their relationship with Piper, the Company, or any of their subsidiaries or divert or attempt to divert from Piper, the Company, or any of their subsidiaries any business whatsoever by influencing or attempting to influence any customer or client of Piper, the Company, or any of their subsidiaries who was at any time during the period of 36 months prior to the date of termination of the Executive’s employment with the Company a customer or client of Piper, the Company or any of their subsidiaries.
     (c) Severability. If the duration of, the scope of, or any business activity covered by, or any other parts of this Section 6 is held to be invalid or unenforceable, then such part shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining parts of this Section 6. Executive hereby acknowledges that this Section 6 will be construed so that its provisions are valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.
     (d) No Adequate Remedy at Law. Executive hereby acknowledges that the provisions of this Section 6 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 6 by Executive will cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company will, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

     7. Termination of Employment.
     (a) Executive’s employment with the Company under this Agreement will terminate upon:
     (i) Expiration of the Term;
     (ii) The Company providing to Executive not less than one month’s prior notice in writing of the termination of Executive’s employment or payment of salary in lieu thereof;
     (iii) Executive providing to the Company not less than one month’s prior notice in writing of the termination of Executive’s employment, provided that the Company may in such circumstances allow or demand Executive to terminate his employment immediately without remaining employed for the entire notice period;
     (iv) Executive’s failure to become or remain a licensed person under the Securities and Futures Ordinance, Cap. 571, Laws of Hong Kong for the regulated activities of the Company in respect of which Executive was employed;
     (v) The Company providing to Executive immediate notice of Executive’s termination to the extent allowed in accordance with Section 9(1) of the Employment Ordinance, Cap. 57, Laws of Hong Kong, or by Executive providing to the Company immediate notice to the extent allowed in accordance with section 10 of the Employment Ordinance, Cap. 57, Laws of Hong Kong;
     (vi) Executive’s Disability; or
     (vii) Executive’s death.
     (b) The date upon which Executive’s termination of employment with the Company is effective is the “Termination Date.”
     8. Payments upon Termination of Employment.
     (a) Termination Without Cause or For Good Reason. If prior to the expiration of the Term, Executive’s employment with the Company is terminated (i) by the Company for any reason other than for Cause or (ii) by Executive for Good Reason, then, in addition to such base salary and incentive compensation that has been earned but not paid to Executive as of the Termination Date, the Company will pay to Executive severance pay in the aggregate amount equal to Executive’s then-current annual base salary, payable in equal installments on the Company’s regular payroll schedule over a twelve-month period following the Termination Date, less any payment of salary in lieu of notice made by the Company pursuant to Section 7(a)(ii).

     (b) Other Termination. If prior to the expiration of the Term, Executive’s employment with the Company is terminated by reason of:
     (i) Executive’s abandonment of Executive’s employment or resignation for any reason other than Good Reason;
     (ii) termination of Executive’s employment by the Company for Cause; or
     (iii) Executive’s death or Disability,
then the Company will pay to Executive, or Executive’s beneficiary or Executive’s estate, as the case may be, such base salary and incentive compensation that has been earned but not paid to Executive as of the Termination Date.
     (c) Cause. “Cause” hereunder means:
     (i) Executive’s commission of any act constituting a crime (including a misdemeanor) or guilty of nolo contendre plea with respect thereto that, in the Company’s determination, affects Executive’s fitness to perform his duties with the Company;
     (ii) any intentional and/or willful act of fraud or dishonesty by Executive related to or connected with Executive’s employment by the Company or otherwise likely to cause material harm to the Company or its reputation;
     (iii) the willful and/or continued failure, neglect, or refusal by Executive to perform Executive’s employment duties with the Company or to fulfill Executive’s fiduciary responsibilities to the Company, which failure, neglect or refusal has not been cured by Executive within 15 days after written notice thereof to Executive from the Company;
     (iv) a material violation by Executive of the Company’s policies or codes of conduct;
     (v) Executive’s engagement in conduct that, in the Company’s determination, exposes the firm to a real threat of or actual civil or regulatory liability, or to significant injury to its reputation;
     (vi) Executive’s failure to become or remain a licensed person under the Securities and Futures Ordinance, Cap. 571, Laws of Hong Kong for the regulated activities of the Company in respect of which Executive was employed; or
     (vii) the willful and/or material breach of this Agreement by Executive.

     (d) Disability. “Disability” hereunder means the inability of Executive to perform on a full-time basis the duties and responsibilities of Executive’s employment with the Company by reason of Executive’s illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 120 days or more during any 180-day period. A period of inability is “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days.
     (e) Good Reason. “Good Reason” hereunder means:
     (i) the assignment of Executive without Executive’s consent to a position with material responsibilities or duties of a lesser status or degree than Executives then-existing position with the Company;
     (ii) the relocation of Executive’s principal office for Company business, without Executive’s consent, to a location outside Hong Kong; or
     (iii) material breach by the Company of any terms or conditions of this Agreement, which breach has not been caused by Executive and which has not been cured by the Company within 15 days after written notice thereof to the Company from Executive; or
     (iv) a sale or disposition of all or substantially all of the assets or equity interests of the Company to a person or entity other than Piper or a subsidiary or affiliate of Piper (excluding any change of control transaction resulting in the sale or disposition of all or substantially all of the assets or equity interests of Piper) (hereinafter “Change of Control”) provided that Executive terminates employment within twelve months following any such Change of Control.
     (f) Other Obligations. In the event of termination of Executive’s employment, the sole obligation of the Company under this Agreement will be its obligation to make the payments called for by Sections 8(a) or 8(b) hereof, as the case may be, and the Company will have no other obligation to Executive or to Executive’s beneficiary or Executive’s estate, except as otherwise provided by law or by the terms of any employee benefit plans or programs, or of any incentive compensation or stock ownership plans, then maintained by the Company in which Executive participates.
     (g) Conditions. Notwithstanding the foregoing provisions of this Section 8 and to the extent it is valid and enforceable under the laws of Hong Kong, the Company will not be obligated to make any payments to Executive under Section 8(a) hereof unless: Executive has signed a release of claims in favor of the Company and its affiliates and related entities, and their directors, officers, insurers, employees and agents, in a form prescribed by the Company; all applicable rescission periods provided by law for releases of claims shall have expired and Executive shall have signed and not rescinded the release of claims; and Executive is in strict compliance with the terms of this Agreement as of the dates of such payments.

     9. Governing Law. This Agreement and the relationship between the parties shall be governed by the laws of Hong Kong, without giving effect to choice-of-law principles. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in force as of the date of this Agreement and as may be amended from time to time. The appointing authority shall be the Hong Kong International Arbitration Centre. The place of arbitration shall be in Hong Kong at the Hong Kong International Arbitration Centre. There shall be three arbitrators. The language to be used in the arbitration proceedings shall be English. Any such arbitration shall be administered by the Hong Kong International Arbitration Centre in accordance with its Procedures for Arbitration in force as of the date of this Agreement and as may be amended from time to time. The parties agree that the arbitral award will be final and binding. Notwithstanding the foregoing, this Section 9 shall not preclude either party hereto from pursuing a court action for the sole purpose of obtaining an interlocutory injunction, a preliminary injunction, or other injunctive relief in circumstances in which such relief is appropriate. Each party consents to service of process in the manner and to the address for such party provided in Section 11(j).
     10. Other Post-Termination Obligations.
     (a) Immediately upon termination of Executive’s employment with the Company for any reason, Executive will resign all positions then held as a director or officer of the Company and of any subsidiary, parent or affiliated entity of the Company.
     (b) Upon termination of Executive’s employment with the Company, Executive shall promptly deliver to the Company any and all Company records (including records relating to the Company’s clients) and any and all Company property in Executive’s possession or under Executive’s control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.
     (c) Following termination of Executive’s employment with the Company for any reason, Executive will, upon reasonable request of the Company or its designee, cooperate with the Company in connection with the transition of Executive’s duties and responsibilities for the Company, consult with the Company regarding business matters that Executive was directly and substantially involved with while employed by the Company, provided that such consultation does not unreasonably interfere with Executive’s new employment or Executive’s search for new employment; and be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Executive then has or may have knowledge of by virtue of Executive’s employment by or service to the

Company or any related entity, to the extent that doing so does not unreasonably interfere with Executive’s new employment or search for new employment.
     11. Miscellaneous.
     (a) Withholdings. The Company may withhold from any amounts payable under this Agreement such income and employment taxes and other withholdings as the Company shall determine are required to be withheld pursuant to any applicable law or regulation.
     (b) Entire Agreement. This Agreement contains the entire agreement of the parties relating to Executive’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter (including all existing employment agreements entered into by the Company with Executive), and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein.
     (c) No Violation of Other Agreements. Executive hereby represents and agrees that neither (i) Executive’s entering into this Agreement nor (ii) Executive’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written, or other) to which Executive is a party or by which Executive is bound.
     (d) Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign or second Executive to any subsidiary or affiliate of Piper (“Affiliate”) to perform services hereunder on the same or substantially similar terms as under this Agreement. If the Affiliate is an entity in which Piper and/or its subsidiaries has at least a 50% ownership interest, such assignment shall be automatic and the Affiliate shall be deemed the “Company” for purposes of this Agreement. If the Affiliate is an entity in which Piper and/or its subsidiaries does not have at least a 50% ownership interest, then the Company, Executive, and the Affiliate, must enter into a novation agreement deeming the Affiliate to be the “Company” for purposes this Agreement before the Affiliate may assume the rights and obligations of the Company hereunder.
     (e) Amendments. No amendment or modification of this Agreement will be effective unless made in writing and signed by the parties hereto.
     (f) Counterparts. This Agreement may be executed by facsimile signature and in any number of counterparts, and such counterparts executed and delivered, each as an original, will constitute but one and the same instrument.
     (g) Severability. Subject to Section 6(c) hereof, to the extent that any portion of any provision of this Agreement is held invalid or unenforceable, it will be considered deleted herefrom and the remainder of such provision and of this Agreement will be unaffected and will continue in full force and effect.

     (h) Survival. The provisions of this Agreement that by their terms or implication extend beyond the Term shall survive the termination or expiration of the Term and termination of Executive’s employment with the Company for any reason.
     (i) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.
     (j) Notices. Any notice, request, demand and other communication under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent by facsimile to the facsimile number given below, and electronic printed confirmation of receipt is obtained promptly after completion of transmission, (iii) on the second day after delivery to a reputable international courier. If the day on which a notice or other communication is deemed given under this Section 11(j) is not a business day, then such notice or other communication shall instead be deemed given on the next business day. Such notices, requests, demands, and other communications shall be addressed to the parties as follows:
(1) If to the Company:
Piper Jaffray Companies
800 Nicollet Mall, Suite 800
Minneapolis, MN 55402
United States of America
Attention: General Counsel
Fax: 612-303-8199
with a copy to:
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
United States of America
Attention: Michael A. Stanchfield
Fax: 612-766-1600

(2) If to Executive:
Ko, Po Ming
Flat D1, 11F.
Block D, Evergreen Villa
43 Stubbs Road
Hong Kong
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESSS WHEREOF, the parties have executed this Agreement as of the date first written above.

Signed and delivered by		)
)
As authorised representative for and on behalf of		)
GOLDBOND CAPITAL HOLDINGS LIMITED		)		/s/ Ko Po Ming

in the presence of:		)	Title:	Chairman and CEO
)

/s/ Wong Stacey Martin

Name:	Wong Stacey Martin

Signed and delivered by		)
)
KO, PO MING		)		/s/ Ko Po Ming
in the presence of:		)
)

/s/ Wong Stacey Martin

Name:	Wong Stacey Martin

Signed and delivered by		)
)
As authorised representative for and on behalf of		)
PIPER JAFFRAY COMPANIES		)		/s/ Andrew Duff
in the presence of:		)	Title:	Chairman and CEO

/s/ Sara E. Gross Methner

Name:	Sara E. Gross Methner